Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Form S-1 of our report dated April 29, 2015 relating to the consolidated financial statements of Amplify Snack Brands, Inc. (formerly known as TA Holdings 1, Inc,) and subsidiary (which report expresses an unqualified opinion and includes an explanatory paragraph referring to the acquisition of SkinnyPop Popcorn LLC), appearing in the Prospectus, which is part of this Registration Statement, and to the reference to us under the heading “Experts” in such Prospectus.

/s/ Deloitte & Touche LLP

Austin, TX

June 26, 2015